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                                                           Exhibit 23.1



                        Independent Auditors' Consent









The Board of Directors
Landstar System, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-76340 and No 33-94304) on Form S-8 of Landstar System, Inc. of our reports dated February 12, 1997, relating to the consolidated balance sheets of Landstar System, Inc. and subsidiary as December 28, 1996 and December 30, 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the fiscal years ended December 28, 1996, December 30, 1995, and December 31, 1994, and all related schedules, which reports appear in or are incorporated by reference in the December 28, 1996 annual report on Form 10-K of Landstar System, Inc.


KPMG Peat Marwick LLP



Stamford, Connecticut
March 17, 1997